FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line-Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC. REPORTS RESULTS FOR
FIRST QUARTER 2017

Columbus, Ohio - April 26, 2017 - Diamond Hill Investment Group, Inc. (the "Company," "we," "our") (NASDAQ:DHIL) today reported unaudited results for the quarter ended March 31, 2017 and filed its Form 10-Q.

	Three Months Ended March 31,
	2017	2016	Change
Revenue	$35,134,129	$30,457,490	15%
Net operating income	15,836,530	13,704,433	16%
Operating margin	45%	45%
Investment income	3,786,188	747,222
Net income attributable to common shareholders	12,756,895	9,265,663	38%
Earnings per share attributable to common shareholders - diluted	$3.71	$2.73	36%

	As Of
	March 31, 2017	December 31, 2016	March 31, 2016
Assets under management (millions)	$20,333	$19,381	$17,391
Book value per share	$45.62	$40.81	$34.31
Total outstanding shares	3,443,013	3,411,556	3,409,281

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

	Change in Assets Under Management
	For the Three Months Ended March 31,
(in millions)	2017	2016
AUM at beginning of the period	$19,381	$16,841
Net cash inflows (outflows)
proprietary funds	310	357
sub-advised funds	(78)	(40)
institutional accounts	(65)	40
	167	357
Net market appreciation and income	785	193
Increase during the period	952	550
AUM at end of the period	$20,333	$17,391

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $20.3 billion in assets under management as of March 31, 2017.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, an exchange traded fund, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in its strategies.  For more information visit www.diamond-hill.com.

Use of Supplemental Data as Non-GAAP Performance Measure
As supplemental information, we are providing performance measures that are based on methodologies other than U.S. generally accepted accounting principles (“non-GAAP”). We believe the non-GAAP measures below are useful measures of our core business activities, are important metrics in estimating the value of an asset management business and may enable more appropriate comparison to our peers. These non-GAAP measures should not be a substitute for financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and may be calculated differently by other companies. The following schedule reconciles GAAP measures to non-GAAP measures for the three months ended March 31, 2017 and 2016, respectively.

	Three Months Ended March 31,
(in thousands, except percentages and per share data)	2017	2016
Total revenue	$35,134	$30,457

Net operating income, GAAP basis	$15,837	$13,704
Non-GAAP adjustment:
Gains (losses) on deferred compensation plan investments, net(1)	584	175
Net operating income, as adjusted, non-GAAP basis(2)	16,421	13,879
Non-GAAP Adjustment:
Tax provision on net operating income, as adjusted, non-GAAP basis(3)	(5,437)	(4,967)
Net operating income, as adjusted, after tax, non-GAAP basis(4)	$10,984	$8,912

Net operating income, as adjusted after tax per diluted share, non-GAAP basis(5)	$3.20	$2.63
Diluted weighted average shares outstanding, GAAP basis	3,435	3,393

Operating profit margin, GAAP basis	45%	45%
Operating profit margin, as adjusted, non-GAAP basis(6)	47%	46%

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

(1) Gains (losses) on deferred compensation plan investments, net: The gain (loss) on deferred compensation plan investments, which increases (decreases) deferred compensation expense included in operating income, is removed from operating income in the calculation because it is offset by an equal amount in investment income (loss) below net operating income on the income statement, and thus has no impact on net income attributable to the Company.
(2) Net operating income, as adjusted: This non-GAAP measure was calculated by taking the Company’s net operating income adjusted to exclude the impact on compensation expense of gains and losses on investments in the deferred compensation plan.
(3) Tax provision on net operating income, as adjusted: This non-GAAP measure represents the tax provision excluding the impact of investment related activity and is calculated by applying the tax rate from the actual tax provision to net operating income, as adjusted.
(4) Net operating income, as adjusted, after tax: This non-GAAP measure was calculated by taking the net operating income, as adjusted, less the tax provision on net operating income, as adjusted.
(5) Net operating income, as adjusted after tax per diluted share: This non-GAAP measure was calculated by dividing the net operating income, as adjusted after tax, by diluted weighted average shares outstanding.
(6) Operating profit margin, as adjusted: This non-GAAP measure was calculated by dividing the net operating income, as adjusted, by total revenue.

Our management does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

Throughout this press release, the Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, relating to such matters as anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. The words "believe," "expect," "anticipate," "estimate," "should," "hope," "seek," "plan," "intend" and similar expressions identify forward-looking statements that speak only as of the date thereof. While we believe that the assumptions underlying our forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and, accordingly, our actual results and experiences could differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this Quarterly Report on Form 10-Q and in our press releases are discussed under "Item 1A. Risk Factors" and elsewhere in the 2015 Annual Report and include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of our products; changes in interest rates; changes in national and local economic and political conditions, the continuing economic uncertainty in various parts of the world; changes in government policy and regulation, including monetary policy; changes in our ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in other public documents on file with the SEC.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com